EXHIBIT 4.1

Eaton Vance Management

Two International Place

Boston, Massachusetts 02110

August 10, 2016

Eaton Vance Unit Trust – Series 6

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Eaton Vance Unit Trust – Series 6

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-212196 for the above captioned trust. We hereby consent to the use in the Registration Statement of the references to Eaton Vance Management as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

EATON VANCE MANAGEMENT

By:	/s/ Frederick S. Marius
Frederick S. Marius
Vice President